EXHIBIT 99.1

1600 West Merit Parkway • South Jordan, UT  84095

Telephone:  801-253-1600 • Fax:  801-253-1688

PRESS RELEASE

FOR IMMEDIATE RELEASE

Date:	October 13, 2004
Contact:	Anne-Marie Wright, Director of Corporate Communications
Phone:	(801) 208-4167 e-mail: awright@merit.com Fax: (801) 253-1681

MERIT MEDICAL SYSTEMS PRE-ANNOUNCES

THIRD QUARTER RESULTS

SOUTH JORDAN, UTAH— Merit Medical Systems, Inc. (NASDAQ:NMS:MMSI), a leading manufacturer and marketer of proprietary disposable products used primarily in cardiology and radiology procedures, announced that it anticipates that revenues and earnings for its third quarter ending September 30, 2004 will be below market expectations. Merit currently anticipates that revenues for the third quarter 2004 will be in the $35-36 million range, which is below expectations, but approximately 3% higher than the same quarter last year.  Management currently estimates that earnings for the third quarter will be approximately $0.14-0.15 per share.

In announcing the preliminary results, Merit management attributed the shortfall in revenues and earnings to reduced demand for Merit’s products during the third quarter.  Although its information is preliminary, management believes the decline in demand was due primarily to fewer procedures being conducted, an increase in competitive pressures, and, to a lesser extent, weather-related disturbances in the Southeastern United States.

The Company will report its actual third quarter results on Tuesday, October 26, 2004, at the close of the market, followed by an analysts’ conference call at 3:00 p.m. Mountain Time.  Merit will provide additional details regarding the conference call in a subsequent release.

ABOUT MERIT

Founded in 1987, Merit Medical Systems, Inc. is engaged in the development, manufacture and distribution of proprietary disposable medical products used in interventional and diagnostic procedures, particularly in cardiology and radiology. Merit serves client hospitals worldwide with a domestic and international sales force totaling approximately 70 individuals. Merit employs approximately 1,260 people worldwide, with manufacturing facilities in Salt Lake City and South Jordan, Utah; Santa Clara, California; Angleton, Texas; and Galway, Ireland. For more information about Merit, visit www.merit.com.

Statements contained in this release which are not purely historical are forward-looking statements within the meaning of the Private Securities Litigation Act of 1995 and are subject to risks and uncertainties such as those described in Merit’s Annual Report on Form 10-K for the year ended December 31, 2003. Such risks and uncertainties include introduction of products in a timely fashion, market acceptance of Company’s products, potential product recalls and quality related issues, delays in obtaining regulatory approvals, cost increases, fluctuations in and obsolescence of inventory, price and product competition, availability of labor and materials, development of new third-party products and techniques that render the Company’s products obsolete, product liability claims, foreign currency fluctuations, changes in health care markets related to health care reform initiatives, litigation and other factors referred to in the Company’s Annual Report on Form 10-K and other reports filed with the Securities and Exchange Commission. All forward-looking statements attributable to the Company or persons acting on its behalf are expressly qualified in their entirety by these cautionary statements. Actual results will vary, and may vary materially, from anticipated results. Financial estimates are subject to change and are not intended to be relied upon as predictions of future operating results, and Merit assumes no obligation to update or disclose revisions to those estimates.